Exhibit 8.1

June 16, 2026

Xtend AI Robotics, Inc.

5247 Crossroads Park Drive

Tampa, Florida 33610

Ladies and Gentlemen:

We have acted as counsel to Xtend AI Robotics, Inc., a Delaware corporation (“the Company”), in connection with the Agreement and Plan of Merger, dated as of February 13, 2026 and as amended on March 21, 2026 and as may be amended from time to time (the “Merger Agreement”), by and among the Company, XTEND Reality Expansion Ltd., a company organized under the laws of the State of Israel (“Xtend”), XT Merger Sub 2, Inc., a Nevada corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub 2”), and JFB Construction Holdings, a Nevada corporation (“Pubco”), as further described in a registration statement filed by the Company with the Securities and Exchange Commission (“SEC”) on Form S-4 (File No. 333- 295380) (including the information statement/prospectus forming a part thereof, the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement. References to any document include all schedules and exhibits thereto.

In rendering our opinion, we have examined and relied upon, with your consent: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the statements and representations made in the representation letters provided by Xtend and Pubco and dated as of the date hereof (the “Representation Letters”); and (iv) such other documents and corporate records or public filings filed with the SEC as we have deemed necessary or appropriate for this opinion. In our examination, we have assumed, with your consent, that: (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals or, if submitted as duplicates or certified or conformed copies, that they faithfully reproduce the originals thereof; (ii) to the extent we have not been provided with an executed version of any document we have examined and relied upon, such document has been or will be executed in a form substantially similar in all material respects to the last draft reviewed by us; (iii) all representations and statements set forth in the Representation Letters or the Merger Agreement are true, correct and complete as of the date hereof and will be true, correct and complete at all times up to and including the Effective Times; (iv) any representation or statement in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable; and (vi) all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms.

Our opinion is based on statutory, regulatory and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent

June 16, 2026

changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory and judicial authority and interpretations thereof. Our opinion is not binding upon the IRS or any court, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed herein, and no opinion has been expressed or should be inferred as to the tax consequences of the Mergers under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

Based upon and subject to the foregoing and to the assumptions and limitations set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers”, it is our opinion that the Mergers, taken together, will qualify as a contribution governed by Section 351 of the Code.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours, /s/ Paul Hastings LLP